EXHIBIT A

ACTION BY WRITTEN CONSENT OF

THE STOCKHOLDERS OF

MATEON THERAPEUTICS, INC.,

a Delaware corporation

May 14, 2019

The undersigned stockholders of Mateon Therapeutics, Inc., a Delaware corporation (the “Corporation”), hereby consent with respect to all shares of the Corporation’s capital stock owned by such stockholder, pursuant to Section 228 of the Delaware General Corporation Law (“DGCL”), to adoption of the following resolutions and to the taking of the actions referred to in such resolutions:

Election of Directors

WHEREAS, on May 13, 2019, the Board of Directors of the Corporation (the “Board”) nominated for election as directors of the Corporation each of Steven W. King, Anthony Maida, William D. Schwieterman and Vuong Trieu; and

WHEREAS, the Board has recommended that the stockholders of the Corporation vote in favor of the election of the nominees to serve as directors of the Corporation until the next annual meeting of the stockholders of the Corporation or until his successor is duly elected and qualified or until his earlier death, resignation or removal.

RESOLVED, that the following persons are hereby elected, as directors of the Corporation, each to serve until the next annual meeting of the stockholders of the Corporation or until his successor is duly elected and qualified, or until his earlier death, resignation or removal:

Steven W. King

Anthony Maida

William D. Schwieterman

Vuong Trieu

Name Change and Ticker Symbol Change

WHEREAS, the Board has approved and recommended that the stockholders approve to change the name of the Corporation from “Mateon Therapeutics, Inc.” to “Oncotelic, Inc.” (the “Name Change”) and to change the Corporation’s ticker symbol for its common stock as quoted on the OTCQB to “OTLC” or another symbol more closely aligned with “Oncotelic” (the “Ticker Symbol Change”).

RESOLVED, that the Name Change and the Ticker Symbol Change are hereby ratified, confirmed and approved in all respects.

Reverse Stock Split and Recapitalization

WHEREAS, the Board has approved and recommended the stockholders approve an amendment to the Corporation’s Certificate of Incorporation (a) to effect a reverse stock split of its Common Stock within a range of up to 1 for 50 with the precise number to be determined by the Board (the “Reverse Split”), and (b) to increase the authorized number of Common Stock from 150,000,000 to 750,000,000 (the “Recapitalization”).

RESOLVED, that the Reverse Split and the Recapitalization are hereby ratified, confirmed and approved in all respects.

A-1

RESOLVED, that the Board shall have the right (a) to specify the precise ratio for the Reverse Split, up to 1 for 50, and (b) to abandon the Reverse Split or the Recapitalization and not to amend the Certificate of Incorporation, even if approved by the stockholders, if the Board, in its discretion, determines that the Reverse Split or the Recapitalization is no longer in the best interests of the Corporation or its stockholders.

Adoption of the Amended and Restated Certificate of Incorporation

WHEREAS, the Board has approved and recommended the stockholders approve the Amended and Restated Certificate of Incorporation in the form attached hereto as Exhibit A (the “Certificate of Incorporation”), to be the Certificate of Incorporation of the Corporation.

RESOLVED, that the amendment and restatement of the Certificate of Incorporation substantially in the form attached hereto as Exhibit A, including such changes as may be necessary or appropriate to reflect the Name Change, Reverse Split and the Recapitalization, is ratified, confirmed and approved in all respects.

Adoption of the Amended and Restated Bylaws

WHEREAS, the Board has approved and recommended the stockholders approve the Amended and Restated Bylaws in the form attached hereto as Exhibit B (the “Bylaws”), to be the Bylaws of the Corporation.

RESOLVED, that the amendment and restatement of the Bylaws substantially in the form attached hereto as Exhibit B, is ratified, confirmed and approved in all respects.

Authorization of Further Actions

RESOLVED, that the actions of the Board in approving the Name Change, Ticker Symbol Change, Reverse Split, Recapitalization, Certificate of Incorporation and Bylaws, are ratified, confirmed and approved in all respects.

RESOLVED, that all actions previously taken by the Board, or by any director, any officer, representative or agent of the Corporation in the name or on behalf of the Corporation in connection with the matters contemplated by the foregoing resolutions, to the extent they are consistent with the authority conferred by such resolutions are each ratified, confirmed and approved in all respects as the act and deed of the Corporation.

A-2

IN WITNESS WHEREOF, the undersigned has executed this Action By Written Consent effective as of the date first written above.

Stockholder:

Autotelic, Inc.

By:
Vuong Trieu Chief Executive Officer

Vuong Trieu

Larn Hwang

Chulho Park

Chao Hsiao

Tapas De

Falguni Trieu

A-3